EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Meredith Corporation:

We consent to the incorporation by reference in the registration statements (No. 333-72635 and No. 333-224292) on Form S-3, the registration statements (No. 333-229158 and No. 333-25872) on Form S-4, and the registration statements (No. 333-87888, No. 333-21979, No. 333-04033, No. 333-125675, No. 333-184992, No. 333-200138, and No. 333-250736) on Form S-8 of Meredith Corporation of our reports dated September 10, 2021, with respect to the consolidated financial statements and financial statement Schedule II – Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of June 30, 2021, which reports appear in the June 30, 2021 annual report on Form 10- K of Meredith Corporation.

/s/ KPMG LLP

Des Moines, Iowa
September 10, 2021